Exhibit 99.1
FOR IMMEDIATE RELEASE

Contact Information:
ESS Technology, Inc. Investor Relations (510) 492-1161	Rebecca Mack Bergman Mack & Associates (949) 981-4496 rebecca@bergmanmack.com
ESS TECHNOLOGY APPOINTS TWO BOARD MEMBERS
FREMONT, Calif., May 22, 2008—ESS Technology (Nasdaq: ESST) today announced the appointment of David S. Lee and John A. Marsh to its board of directors. As a result of the appointments, the Company now has five directors.
David Lee, was previously a director of the Company from March 2000 through December 2006. He is currently the Chairman of the Board for eOn Communications Corporation and the Symbio Group. Prior to that, he served as President and Chairman of Data Technology Corporation, which he acquired and merged with Qume Corporation in 1988. Mr. Lee currently serves on the Board of Directors for Linear Technology Corporation, as well as numerous non-business related ventures.
John Marsh has served as ESS Technology’s chief financial officer since August 2007, and previously served for six years as ESS’s Corporate Controller. Prior to joining ESS, Mr. Marsh held senior management positions in finance with SSE Telecom, Inc. and Cylink Corporation, and National Semiconductor Corporation. He received a Bachelor of Science degree in business administration from San Jose State University and is a certified public accountant.
About ESS Technology
ESS Technology, Inc. designs and markets high-performance digital video and audio processors for the consumer market. ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology’s common stock is traded on the Nasdaq Global Market under the symbol “ESST”. ESS Technology’s web site address is: http://www.esstech.com.